Exhibit 23.1

                 Consent of Independent Auditors


We consent to the incorporation by reference in (i) the Registra-tion Statements (Form S-3 Numbers: 33-74676; 33-62420; 33-83564;
33-90262; 33-91370; 33-95662; 33-98146; 33-80403; 333-1890 and
333-7991 and any amendments hereto) and the related Prospectuses and (ii) the Registration Statements (Form S-8 Numbers: 33-98794 and 333-4294 and any amendments hereto) and the related Pro-spectuses of our report dated June 28, 1996 (except for Note 13, as to which the date is August 22, 1996), with respect to the supplemental consolidated financial statements of United Waste Systems, Inc. included in this Current Report on Form 8-K dated June 28, 1996 filed with the Securities and Exchange Commission.



                                          Ernst & Young LLP

MetroPark, New Jersey
August 22, 1996